Exhibit 99.1

Press Release

Chelsea Therapeutics Reports Top-Line Results of Phase II Trial of CH-4051 in Rheumatoid Arthritis

Study Demonstrates Therapeutic Activity of Multiple Doses of CH-4051 but Misses Primary Endpoint

Charlotte, NC, May 31, 2012 – Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP) announced that a preliminary analysis of its dose-ranging exploratory Phase II trial of CH-4051, a non-metabolized antifolate, in patients with rheumatoid arthritis (RA) who experience an inadequate response to methotrexate (MTX) treatment indicates that CH-4051 did not demonstrate superior efficacy to methotrexate in the dose range evaluated.

“Results of this study provide evidence of the clinical activity of CH-4051, in a dose dependent manner, across multiple RA assessment criteria,” commented Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “However, the outcome of the trial was confounded by the unexpectedly robust response reported by patients treated with methotrexate. While we believe that higher doses of CH-4051 could provide enhanced therapeutic benefit in RA and that CH-4051 could be developed for other anti-inflammatory and autoimmune indications, we believe our current resources would be better allocated toward the planned completion of our Northera™ (droxidopa) development program in neurogenic orthostatic hypotension. Consequently, we have no immediate plans to continue development of CH-4051.”

Using a modified intent-to-treat (ITT) population of 244 patients with a post-baseline efficacy assessment, the primary efficacy analyses utilized the hybrid American College of Rheumatology score (hACR) followed by the traditional ACR 20 (20% improvement in ACR criteria) to compare responses among patients treated with 0.3 mg (n=48), 1.0 mg (n=48) or 3.0 mg (n=49) of CH-4051 daily, 3.0 mg of CH-4051 daily in combination with a folate supplement (n=49) or 20.0 mg MTX weekly (n=50) with a folate supplement for 12 weeks following a two-week MTX-washout.

At the end of the 12-week period, patients treated with MTX showed greater improvement in both mean hACR (38.4) and ACR20 response rate (56.0%) compared to patients treated with 0.3mg CH-4051 (hACR: 15.0, ACR20: 41.7%), 1.0 mg CH-4051 (hACR: 17.9, ACR20: 45.8%), 3.0mg CH-4051 (hACR: 25.2, ACR20: 34.7%) or 3.0mg CH-4051 with folate supplement (hACR: 25.5, ACR20: 45.8%).

CH-4051 was found to be safe and well tolerated in the study, with no dose-limiting toxicities or clear differences in the overall adverse event rate between the MTX (52.9%) and 0.3mg, 1.0mg and 3.0mg CH-4051 (38.0%, 42.9% and 30.0%) and 3.0mg CH-4051 plus folate (49.0%) treatment groups.

About Chelsea Therapeutics

Chelsea Therapeutics (Nasdaq: CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system, rheumatoid arthritis, psoriasis and other inflammatory diseases. Founded in 2004 around its library of unique anti-inflammatory and autoimmune technology, Chelsea has further expanded its product development portfolio with early- and late-stage candidates that seek to leverage the company's development expertise and accelerate the company's drug commercialization efforts. For more information about the company, visit www.chelseatherapeutics.com.

This press release contains forward-looking statements regarding future events including our intention to pursue the development of Northera. These statements are subject to risks and uncertainties that could cause the actual events or results to differ materially. These include the risk that the FDA will not accept our proposal regarding the change in primary endpoint for Study 306B for Northera, that the FDA will not approve a resubmitted NDA for Northera, the risks and costs of drug development and that such development may take longer or be more expensive than anticipated, our need to raise additional operating capital in the future, our reliance on our lead drug candidates droxidopa and CH-4051, risk of regulatory approvals of droxidopa or our other drug candidates for additional indications, reliance on collaborations and licenses, intellectual property risks, our history of losses, competition, market acceptance for our products if any are approved for marketing, and reliance on key personnel including specifically Dr. Pedder.

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Investors:	Media:
Kathryn McNeil	Lauren Tortorete
Chelsea Therapeutics	Hill+Knowlton Strategies
704-973-4231	212-885-0348
mcneil@chelseatherapeutics.com	lauren.tortorete@hkstrategies.com